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                                                                    EXHIBIT 12.1


       EXHIBIT 12.1 STATEMENT RE COMPUTATION OF EARNINGS TO FIXED CHARGES

                                                      JUNE 30, JUNE 30, JUNE 30,
                    1995     1996     1997     1997     1997     1998     1998
                     NLG      NLG      NLG      USD      NLG      NLG      USD
                    ------------------------------------------------------------
Loss from
  operations...... (615)    (4,733)  (19,860) (9,783)  (3,592)  (18,044) (8,889)
Fixed charges.....    1        269       534     263      190     3,396   1,673
                   ------------------------------------------------------------
                   (614)    (4,464)  (19,326) (9,520)  (3,402)  (14,648) (7,216)

1. The ratio of earnings to fixed charges is calculated by dividing income from continuing operations before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense.
   Earnings plus fixed charges were insufficient to cover fixed charges by NLG0.6 million in 1995, NLG4.5 million in 1996, NLG19.3 million in 1997, NLG3.4 million for the six months ended June 30, 1997 and NLG14.6 million for the six months ended June 30, 1998.

2. Since EBITDA amounts in all periods are negative, these amounts are by definition not available for management's discretionary use.

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